EXHIBIT 99.1

Garfield GO News:

Freeze Tag Announces Mouth Watering Update

TUSTIN, CA, August 23, 2017 – Freeze Tag (OTC: FRZT), a leading creator of mobile social games, today announced that an update featuring new content in Garfield™ GO, a free-to-play, augmented reality treasure hunting game is available now in the Apple iOS App Store and Google Play App Store.

“Many of our players have found a majority of the comic panels,” said Craig Holland, CEO of Freeze Tag. “So, we’ve added two more packs of hilarious Garfield comics for players to discover. The new packs are based on some of Garfield’s favorite comfort foods, donuts and pizza, which will add many more hours of gameplay.”

The two new comic packs, labeled Divine Donuts and Pizza Paradise, provide an additional 150 comic panels for players to find in the chests as they hunt for treasure. With this update, there are now over 400 comic panels available to find. Inside the new comic packs, players will find two new rare comics: the first comic featuring Garfield eating a donut and the first comic featuring Garfield demonstrating his love for pizza.

In addition to the new comic packs, the new update includes new Garfield animations, new music and sound effects, and new comic book badges. The map was also updated to be more crisp and clear to help players be able to read the names of streets, places and buildings. Finally, the update also includes several bug fixes reported by players such as the oven cleaning bug.

WHAT IS AUGMENTED REALITY OR AR?

Augmented reality is a new technology that allows for you to experience parts of the game in the real world! While playing Garfield GO, you can use your phone’s camera to look around and find Garfield pointing to a chest on the sidewalk or in a park. You could find him standing on your desk, sitting on a friend’s lap or even hanging out next to one of your pets! You’ll never know where Garfield will turn up next!

To learn more about Garfield GO, please visit the game’s website at www.garfieldgo.com.

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About GARFIELD

GARFIELD was born on the comics pages on June 19, 1978. The creation of cartoonist Jim Davis, GARFIELD is a humorous strip centered on the lives of a quick-witted orange cat who loves lasagna, coffee, and his remote control; Jon Arbuckle, his owner; and Odie, a sweet but dumb dog. GARFIELD was introduced to the world in just 41 newspapers and is now the most widely syndicated comic strip ever, appearing in 2100 newspapers. The strip, distributed by Universal Press, is read by over 220 million people each day and is translated into 42 languages. Follow Garfield on Facebook (facebook.com/Garfield), Twitter (twitter.com/Garfield), Instagram (instagram.com/garfield) and YouTube (youtube.com/garfieldandfriends), and visit garfield.com, and Garfield’s free educational site, professorgarfield.org.

About Freeze Tag, Inc.

Freeze Tag, Inc. is a leading creator of mobile social games that are fun and engaging for all ages. Based on a free-to-play business model that has propelled games like Pokemon Go and Candy Crush Saga to worldwide success, we employ state-of-the-art data analytics and proprietary technology to dynamically optimize the gaming experience for revenue generation. Players can download and enjoy our games for free, or they can purchase virtual items and additional features within the game to increase the fun factor. Our games encourage players to compete and engage with their friends on major social networks such as Facebook and Twitter. Founded by gaming industry veterans, Freeze Tag has launched several successful mobile games including the number one hit series Victorian Mysteries® and Unsolved Mystery Club®, as well as digital entertainment like Etch A Sketch®. Freeze Tag games have been downloaded millions of times on the Apple, Amazon and Google app stores.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial uncertainties and risks. These forward-looking statements are based upon our current expectations, estimates and projections and reflect our beliefs and assumptions based upon information available to us at the date of this release. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including but not limited to, our partners continuing to help market the game, and our ability to implement new changes and release them. We undertake no obligation to revise or update any forward-looking statement for any reason.

Contact:

info@freezetag.com

714-210-3850 x26

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